                                                                Exhibit 10.15


                                                              EXECUTION DOCUMENT







                         INTERMEDIATES SUPPLY AGREEMENT



                                    between



                            THE B.F.GOODRICH COMPANY



                                      and




                                THE GEON COMPANY

                                                              EXECUTION DOCUMENT



                               TABLE OF CONTENTS
                                                                       Page
                                                                       ----
         Article 1         Product and Quality                            1

         Article 2         Term of Agreement                              2

         Article 3         Quantities                                     4

         Article 4         VCM Exchanges                                  6

         Article 5         Measurements and Tests                         6

         Article 6         Destinations and Shipping Terms                7

         Article 7         Prices                                         8

         Article 8         Terms of Payment                              16

         Article 9         Warranties, Claims and Limitations            17

         Article 10        Force Majeure                                 18

         Article 11        Fees, Taxes and Governmental Charges          19

         Article 12        Assignments                                   20

         Article 13        Indemnification                               21

         Article 14        Arbitration/Dispute Resolution                22

         Article 15        General Provisions                            24

                                                              EXECUTION DOCUMENT


                         INTERMEDIATES SUPPLY AGREEMENT

         THIS INTERMEDIATES SUPPLY AGREEMENT (this "Agreement") is entered into as of ___________,1993, by and between THE B. F. GOODRICH COMPANY, a New York corporation ("BFG"), and THE GEON COMPANY, a Delaware corporation ("Geon").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, BFG wishes to sell and deliver certain chemical products to Geon in accordance with the terms and provisions hereof; and

     WHEREAS, Geon wishes to purchase and receive such chemical products from BFG in accordance with the terms and provisions hereof;

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE 1
                                   ---------
                              PRODUCT AND QUALITY
                              -------------------

     BFG shall sell and deliver to Geon and Geon shall purchase and receive from BFG ethylene, chlorine, vinyl chloride monomer, and ethylene dichloride meeting the specifications set forth in Exhibit 1, which is attached hereto and incorporated by reference herein (such products being hereinafter individually referred to as "Ethylene," "Chlorine," VCM," and "EDC," respectively, and collectively as the "Products"). With respect to EDC, BFG shall be obligated to sell and deliver, and Geon shall be obligated to purchase and receive EDC only if and at such time as BFG builds or acquires an EDC manufacturing facility at or near BFG's Calvert City, Kentucky manufacturing plant (the "Calvert City Plant").

                                   ARTICLE 2
                                   ---------
                               TERM OF AGREEMENT
                               -----------------

     A. TERM GENERALLY. This Agreement shall be effective as of the date at which the registration statement to be used for the Initial Public Offering by Geon is declared effective by the Securities and Exchange Commission, and shall terminate as follows: As to Ethylene and Chlorine this Agreement shall terminate on March 1, 2000 (except as provided in Paragraph C of this Article 2); as to VCM, this Agreement shall terminate on February 29, 1996 (except as provided in Paragraph C of this Article 2), unless Westlake Monomers Corporation ("Westlake") terminates, as of January 1, 1996, its deliveries of VCM to BFG under the Conversion Agreement, between BFG Intermediates Company Inc. ("BFGI") and Westlake, dated March 1, 1990 (the "Conversion Agreement"), in which case this Agreement shall terminate as to VCM as of January 1, 1996 (except as provided in Paragraph C of this Article 2); as to EDC, this Agreement shall terminate on March 31, 2003. The Conversion Agreement is hereby incorporated by reference herein.

     B. EARLY TERMINATION OF WESTLAKE AGREEMENTS. Except as provided in Paragraph C of this Article 2, in the event that the Conversion Agreement is terminated before January 1, 1996, for any reason, this Agreement shall terminate as to VCM as of the date of such termination of the Conversion Agreement. Except as provided in Paragraph C of this Article 2, in the event that the Ethylene Supply Agreement, between BFGI and Westlake, dated as of March 1, 1990 (the "Ethylene Supply Agreement") is terminated before March 1, 2000, for any reason, this Agreement shall terminate as to Ethylene as of the date of termination of the Ethylene Agreement. Except as provided in Paragraph C of this
Article 2, in the event that the Chlorine Supply Agreement, between BFGI and Westlake, dated as of March 1, 1990 (the "Chlorine Supply Agreement") is terminated before March 1, 2000, for any reason, this Agreement shall terminate as to Chlorine as of the date of termination of the Chlorine Supply Agreement. The Ethylene Supply Agreement and the Chlorine Supply Agreement are hereby incorporated by reference herein.

     C. EXTENSIONS. Notwithstanding any provision of this Agreement to the contrary, m the event that the exchange rights of Westlake under the Ethylene Supply Agreement and/or the Chlorine Supply Agreement are extended beyond March 1, 2000, as evidenced by a written document to that effect between BFG and Westlake, this Agreement shall be extended as to Ethylene and/or Chlorine, as the case may be, for the term of such extension(s) of the Ethylene Supply Agreement and/or the Chlorine Supply Agreement. provided that this Agreement shall not be so extended beyond September 1, 2000 without the prior written consent of Geon.

     D. TERMINATION ON SALE OF FACILITIES. This Agreement may be terminated, as to Ethylene or Chlorine only, by either party upon (1) the sale of BFG's Ethylene and/or Chlorine manufacturing facilities located at the Calvert City Plant. as the case may be, plus (2) twelve (12) months prior written notice, or such longer or shorter notice as may be mutually agreeable to BFG and Geon. In such event. this Agreement shall continue as to the manufacturing facilities which are not sold. This Agreement shall also continue as to VCM purchases and VCM exchanges in accordance with the terms and conditions hereof and of the Conversion Agreement.

     E. TERMINATION ON SALE OF BFG SUBSIDIARY. In the event that BFG exercises its right. under Article 12 hereof, to assign this Agreement to a subsidiary of BFG, which subsidiary operates the Ethylene and/or Chlorine manufacturing facilities located at the Calvert City Plant and/or EDC manufacturing facilities hereafter built or acquired by BFG at or near the Calvert City Plant. and BFG subsequently decides to sell, transfer, convey, or otherwise dispose of all or a controlling portion of the common stock of such subsidiary, then this Agreement may be terminated, as to Ethylene, Chlorine, and/or EDC, as the case may be, by either party, at or after the closing of such sale, transfer, conveyance, or disposition.

     F. EARLY TERMINATION BY BFG. This Agreement may also be terminated, in whole or in part. by BFG for any reason upon twelve (12) months prior written notice to Geon, or longer if mutually agreed.

                                   ARTICLE 3
                                   ---------
                                   QUANTITIES
                                   ----------

     A. ETHYLENE AND CHLORINE. BFG agrees to sell and deliver, or cause to be delivered, pursuant to the Ethylene Supply Agreement or the Chlorine Supply Agreement, and Geon agrees to purchase from BFG and to receive from or on behalf of BFG, at Geon's LaPorte, Texas manufacturing plant (the "LaPorte Plant"), Ethylene and Chlorine m amounts equal to all amounts of Ethylene and Chlorine that BFG is obligated to accept on an exchange basis from Westlake under the terms and provisions of the Ethylene Supply Agreement. the Chlorine Supply Agreement and the Conversion Agreement.

     B. VCM. BFG agrees to sell and deliver, or cause to be delivered, and Geon agrees to purchase from BFG and to receive from or on behalf of BFG, pursuant to the terms and conditions of the Conversion Agreement. VCM in amounts equal to the entire amount of the VCM received by BFG from Westlake at or near the Calvert City Plant under the terms of the Conversion Agreement (less any amounts needed for BFG's own internal needs), regardless of whether received by BFG from Westlake on a contract manufacturing basis or on a direct sale basis. Geon shall provide BFG with forecasts of its estimated VCM needs hereunder at least thirty
(30) days prior to the beginning of each quarter. Geon shall participate with BFG in annual production forecast reviews with Westlake, as contemplated by
Section 2.4 of the Conversion Agreement.

     C. EDC. In the event that BFG builds or acquires an EDC manufacturing facility at or near the Calvert City Plant. BFG shall sell and deliver and Geon shall purchase and receive from BFG, for shipment to such locations as Geon shall designate, EDC in amounts equal to the entire output of such EDC manufacturing facility, estimated to be up to a maximum of eight hundred and fifty million pounds per year of EDC (or such other amount which in BFG's opinion represents the maximum turndown rate of the Ethylene Plant). The parties will agree to an increase in the capacity of the EDC plant and the maximum annual quantity of EDC to be purchased by Geon pursuant to this Agreement if they mutually determine that such increases may result in significant economic benefits for each of them.

If BFG decides to build an EDC manufacturing facility at or near Calvert City, Kentucky, BFG will consult with Geon with respect to that decision. Geon will have the opportunity to supply the process design for the EDC unit. BFG will further consult with Geon regarding the size of the facility and the construction design, engineering, procurement and installation of the EDC unit. facilities for the receipt. storage and handling of additional Chlorine and the storage, loading and transportation of EDC; and the permits that might be required. Geon will be given an opportunity to participate in the supervision of purchasing and construction and in the negotiation of any purchase contracts for additional Chlorine that might be necessary to supply Chlorine to such facility.

     D. NOTICES RE EXCHANGES WITH WESTLAKE Geon shall provide BFG with written notice of the termination and expiration dates and quantities of each of its Ethylene and Chlorine supply contracts for supply of Ethylene or Chlorine to the LaPorte Plant and to one or more converters for conversion into EDC for consumption by Geon at the LaPorte Plant. Such notices shall be provided as required by and in accordance with the terms and provisions of the Ethylene Supply Agreement or the Chlorine Supply Agreement. as the case may be, provided, however, that any such notice shall be delivered by Geon to BFG at least ten
(10) days in advance of the date on which identical notice must be given to Westlake under the terms of the Ethylene Supply Agreement or the Chlorine Supply Agreement. as the case may be. Within 10 days after receipt of written notice from Westlake of Westlake's intention to exercise its exchange rights to exchange Ethylene or Chlorine under the Ethylene Supply Agreement or the Chlorine Supply Agreement. BFG shall give written notice to Geon regarding BFG's intention to sell and deliver such quantities of Ethylene or Chlorine to Geon pursuant to the terms of this Agreement. Such notice shall specify, to the extent communicated by Westlake, the commencement date of such sales and deliveries and the quantities and expiration dates of such sales and deliveries.

                                   ARTICLE 4
                                   ---------
                                 VCM EXCHANGES
                                 -------------

     Geon shall perform, on behalf of BFG, all obligations that BFG may have under Section 7.13 ("VCM Exchanges") of the Conversion Agreement. Accordingly, BFG (or Westlake as BFG's designee) shall have the right to receive from Geon, in exchange (on a pound-for-pound basis with no differential payment by either party) for deliveries of VCM to Geon at the Calvert City Plant. like quantities of VCM (meeting the specifications for VCM set forth in Exhibit 1 hereto) delivered by Geon to BFG (or such designee) at the LaPorte Plant sufficient to enable BFG to satisfy such obligations.

     Within ten (10) days alter receipt of written notice from Westlake of Westlake's intention to exercise its exchange rights for VCM under the Conversion Agreement. BFG shall give written notice to Geon regarding BFG's needs for VCM to satisfy its exchange obligations to Westlake under the Conversion Agreement. Such notice shall specify the commencement date of such deliveries, the quantities and expiration date of such deliveries, and the method of delivery. All terms and conditions of the Conversion Agreement that are applicable to such VCM exchanges shall be deemed incorporated herein by reference. BFG shall request of Westlake that annual exchange quantities be scheduled equitably among the four calendar quarters.

                                   ARTICLE 5
                                   ---------
                             MEASUREMENTS AND TESTS
                             ----------------------

     A. Geon shall be responsible for measuring the quantities of the Products delivered to or at the LaPorte Plant by or on behalf of either party hereunder and for sampling, testing, analyzing, and evaluating the quality (i.e., conformance to the specifications set forth in Exhibit 1 hereto) of all Products delivered to or at the LaPorte Plant hereunder. Geon shall retain, for a period of at least one (1) year, complete records of such measurements, samples, tests, analyses, and evaluations and shall make the same available to BFG upon reasonable notice during normal business hours. BFG shall have the right to obtain copies of such measurements, samples, tests, analyses, and evaluations.

     B. Geon shall provide reasonable assistance to BFG in the event of any Product warranty claims by Geon for which BFG decides to make an analogous claim with Westlake

     C. BFG shall obtain certificates of analysis from Westlake for all shipments of Product (to the extent BFG is entitled to receive such certificates under the Ethylene Supply Agreement. the Chlorine Supply Agreement. and the Conversion Agreement). BFG shall provide Geon at the time of shipment with copies of all such certificates of analysis provided by Westlake.

                                   ARTICLE 6
                                   ---------
                        DESTINATIONS AND SHIPPING TERMS
                        -------------------------------

     A. ETHYLENE AND CHLORINE. Ethylene and Chlorine may be delivered to Geon and shall be accepted by Geon on behalf of BFG at Geon's LaPorte Plant. in accordance with the exchange provisions of the Ethylene Supply Agreement and the Chlorine Supply Agreement. All shipments will be F.O.B. Geon's LaPorte Plant. The parties agree to use their best efforts to cooperate with each other in arranging exchanges of Ethylene and Chlorine so as to fulfill the parties' obligations under this Agreement and under the Ethylene Supply Agreement and the Chlorine Supply Agreement in the most expeditious and cost-effective manner for both parties. BFG shall request of Westlake that Westlake provide to Goodrich and to Geon by October 1 of each calendar year, a schedule of the chlorine shipments to Geon for the following year.

     B. VCM AND EDC. VCM and EDC (if any) shall be delivered to Geon F. O. B. the Calvert City Plant. Tide to and risk of loss for all VCM (whether purchased or exchanged) shall pass to Geon at the Point of Product Delivery (as defined in the Conversion Agreement). Tide to and risk of loss for all EDC shall pass to Geon at a point of EDC delivery at Calvert city to be established by BFG. Geon shall provide railcars and/or barges necessary to move the VCM and EDC to Geon's desired destinations. Geon shall bear all loading, freight and insurance costs associated with the movement of VCM and EDC from the Calvert City Plant to Geon's desired destinations.

     C. DELIVERY OF VCM BY GEON FOR EXCHANGE TO WESTLAKE. Geon shall deliver VCM (referred to in Article 4 hereof) to Westlake, as BFG's designee, at the LaPorte Plant. for exchange by BFG with Westlake, pursuant to the terms and provisions of the Conversion Agreement.

                                   ARTICLE 7
                                   ---------
                                     PRICES
                                     ------

     A. ETHYLENE. The purchase price to be paid by Geon to BFG for Ethylene delivered to Geon pursuant to this Agreement shall be determined on a monthly basis and shall be equal to the "Ethylene Market Price" during such month.

     1. For purposes of this Agreement. the term "Ethylene Market Price" shall mean Geon's weighted average cost for Ethylene (which meets or exceeds the specification for that Ethylene which is delivered to Geon pursuant hereto) delivered during the relevant month or for use at Geon's LaPorte, Texas VCM plant (the "LaPorte Plant") for EDC/VCM production under purchase contracts between Geon and Ethylene suppliers, which contracts have been negotiated and administered on an arm's length basis.

          (a) Except as provided in subsection (b) of this Section 7.A.1, there shall be included in the computation of such weighted average cost all costs that Geon incurs for transportation and insurance for Ethylene purchased from such suppliers, and the delivered costs of Ethylene which Geon purchases and delivers or causes to be delivered to EDC producers for conversion into EDC on behalf of Geon, which EDC is intended by Geon to be delivered at the LaPorte Plant and used there to produce VCM or to be delivered elsewhere under an exchange agreement.


          (b) There shall be excluded from the computation of such weighted average cost

               (i) Ethylene purchased or otherwise acquired by Geon from a joint venture or other joint enterprise to which Geon or a subsidiary of Geon is a party, and Ethylene purchased or acquired by Geon from a party (or from an affiliate of such party) to such joint venture or other joint enterprise;

               (ii) The quantities and costs of Ethylene purchased other than pursuant to a contract having an initial term of at least twelve (12) months;

               (iii) Ethylene purchased by a third party other than Geon and delivered to the LaPorte Plant for toil conversion into EDC, VCM or PVC, and Ethylene purchased by Geon from such third party or from an affiliate thereof for such toll conversion; and

               (iv) Ethylene delivered pursuant to this Agreement.

          (c) Rebates and discounts which are accrued but not earned' and which if earned would be included in such weighted average cost. may be used to compute an initial weighted average cost. When such accrued rebates or discounts are earned' or in the alternative if they are not earned' appropriate adjustments will be made in order to determine the actual weighted average cost of Ethylene for the relevant period. Any monies so determined to be owing by Geon to BFG or by BFG to Geon shall be paid or credited promptly.

     2. In the event that during any period of time exceeding a calendar quarter the quantity of Ethylene that would be used to determine Geon's weighted average cost of Ethylene is twenty-five percent or less of such total Ethylene purchase requirements, then at BFG's request, the purchase price to be paid to BFG by Geon for Ethylene delivered pursuant to this Agreement during such quarter shall be the "Alternate Market Price." The Alternate Market Price shall be the sum of:

          (a) BFG's actual per pound cash cost to produce Ethylene from propane at the Calvert City Plant (which actual cash cost shall be determined pursuant to the methodology which is currency employed by Chem Data Inc. to compute and publish the cash costs of manufacturers to produce ethylene from propane, but using instead for purposes of this Agreement BFG's actual cash costs as reported in its internal accounting Systems); plus

          (b) 1.5 cents per pound for each pound of Ethylene delivered to Geon pursuant to this Agreement during such period; plus

          (c) An additional amount which shall be a "percentage of the margin share." For such purposes the "margin share" will be the difference between (i) the benchmark price per pound of Ethylene, F.O.B. Gulf Coast, as reported in CMAI, less (ii) the per pound cash cost as determined pursuant to subparagraph (a) above. The "percentage of margin share" to be used in the computation of Alternate Market Price shall equal:


               0% of the first 5cts. of any "margin share"; plus 50% of the next 5cts. of any "margin share"; plus 75% of any "margin share" that is greater than 10cents.

          (d) If during the term of this Agreement, Geon is able to secure a contract for ethylene supply which (i) qualifies for inclusion in the requirements of Section 7.A.1 and (ii) the volume is in excess of 200 million pounds per year and (iii) the term of the contract is three (3) years or longer, then the pricing provisions, including any and all considerations which affect the price of Ethylene, may be substituted in this Section 7-A.2 as an Alternate Market Price for the term of said contract.


     3. Notwithstanding anything in this Article 7.A to the contrary, in no event will the price paid by Geon to BFG be less than BFG's actual per pound cash cost to produce Ethylene from propane at the Calvert City Plant (which actual cash cost shall be determined pursuant to the methodology which is currency employed by Chem Data Inc. to compute and publish the cash costs of manufacturers to produce ethylene from propane, but using instead for purposes of this Agreement BFG's actual cash costs as reported in its internal accounting systems) for such period, plus 1.5 cents per pound for each pound of Ethylene delivered to Geon pursuant to this Agreement during such period (hereinafter referred to as the "Price Floor").

     4. In the event that during any calendar month the Ethylene Market Price (determined pursuant to Section 7.A.1 hereof), or the Alternate Market Price (determined pursuant to Section 7.A.2(d) hereof) if then applicable, is less than the Price Floor (determined pursuant to Section 7.A.3 hereof), the difference between the Price Floor and either the Ethylene Market Price or such Alternate Market Price (as then applicable according to the terms of this Agreement) shall be multiplied by the number of pounds of Ethylene delivered to Geon pursuant to this Agreement during such month. The product of such multiplication shall be a dollar value which for purposes of this Agreement shall be referred to as the 'banked ethylene credit." The value of the banked ethylene credit will be applied as a credit against, and reduction of, the amounts owing by Geon pursuant to
          Section 7.A.1 or Section 7.A.2 of this Agreement until the balance of such banked ethylene credit is zero. In no event. however, will the banked ethylene credit reduce the price to be paid by Geon to BFG in any month pursuant to either Section 7.A.1 or Section 7.A.2 to an amount which is less than the Floor Price for that month. In the event that the Ethylene portion of this Agreement is terminated, any banked ethylene credits which then exist may be added to and used as negative values for Chlorine pursuant to Section 7.B.4 of this Agreement. Any banked ethylene credit which might exist at the complete termination of this Agreement will not be paid in cash to Geon or otherwise credited to Geon or applied against other monies that may then be owing by Geon to BFG.

     B. Chlorine. The purchase price to be paid by Geon to BFG for Chlorine delivered to Geon pursuant to this Agreement shall be determined on a monthly basis and shall be equal to "Chlorine Market Price" during such month. For purposes of this Agreement, the term "Chlorine Market Price" shall mean Geon's weighted average cost for Chlorine (which meets or exceeds the specification for Chlorine delivered to Geon pursuant hereto) delivered during the relevant month to or for use at the LaPorte Plant for EDC/VCM production under contracts with Chlorine suppliers, which contracts have been negotiated and administered on an arm's length basis.

     1. Except as provided in Section 7.B.2 hereof, there shall be included in the computation of such weighted average cost:

          (a) AU costs that Geon incurs for transportation and insurance for Chlorine purchased from such suppliers and delivered to the LaPorte Plant; and

          (b) The cost of the Chlorine content of EDC acquired by Geon for the production of VCM at the LaPorte Plant during such monthly period from one or more toll converters to which Geon has supplied all the required Ethylene. The cost of such Chlorine content shall be equal to Geon's total delivered cost of such EDC, less the actual cost of Ethylene delivered to such converter or converters for the period of delivery of EDC and less the actual conversion fee paid by Geon to such toll converter or converters.

     2. There shall be excluded from the computation of such weighted average cost (a) Chlorine purchased or otherwise acquired by Geon from a joint venture or other joint enterprise to which Geon or a subsidiary of Geon is a party, and Chlorine purchased or acquired by Geon from a party (or from an affiliate of such party) to such joint venture or other joint enterprise; (b) the quantities and costs of any Chlorine derived from Chlorine-containing materials, such as, for example, by a catoxid process or from hydrochloric acid; (c) the quantities and costs of any Chlorine purchased other than pursuant to a contract having an initial term of at least twelve (12) months; (d) Chlorine purchased by third parties other than Geon or BFG and delivered to the LaPorte Plant for toll conversion into EDC or VCM, and Chlorine purchased by Geon from such third party or an affiliate thereof for such toil conversion; and (e) Chlorine delivered pursuant to this Agreement.

     3. Rebates and discounts which are accrued but not earned, and which if earned would be included in such weighted average cost. may be used to compute an initial weighted average cost. When such accrued rebates or discounts are earned, or in the alternative if they are not earned, appropriate adjustments will be made in order to determine the actual weighted average cost of Chlorine for the relevant period. Any monies so determined to be owing by Geon to BFG or by BFG to Geon shall be paid or credited promptly.

     4. The parties acknowledge that from time to time Geon's weighted average cost of Chlorine may be a negative monetary number. if Geon's weighted average cost for Chlorine for any month is less than zero, then such negative value and the quantities of Chlorine to which such negative value is applicable will be banked and applied against subsequent positive values in the computation of Geon's weighted average cost of Chlorine. In the event that the Chlorine portion of this Agreement is terminated, any negative values for Chlorine which then exist may be added to and used as banked ethylene credit pursuant to Section 7.A.4 of this Agreement. Any negative values which may be banked at the time of complete termination of this Agreement will not be paid in cash to Geon or otherwise credited to Geon or applied against other monies that may then be owing by Geon to BFG.

       C. VCM. The price to be paid by Geon to BFG for VCM purchased by Geon pursuant to this Agreement shall be determined on a monthly basis and shall be based on the VCM Market Price." For purposes of this Agreement the term VCM Market Price" shall mean the prevailing market price to large buyers for comparable domestic arm's length sales of VCM made by sellers unrelated to VCM purchasers, F.O.B. Gulf Coast, net of any rebates, discounts, credit memos or special allowances.

       For VCM delivered from the inception of this Agreement through February 28, 1994, the parties hereto shall in good faith mutually determine the VCM Market Price on a monthly basis from publicly available information. In the event that they are not able to mutually agree on such price, the VCM Market Price shall be determined according to the arbitration provisions of this Agreement.

       After February 28, 1994 to the termination of this Agreement, the term "VCM Market Price" shall be the same price that is referred to in Section 4.3 of the Conversion Agreement as the "Market Price." BFG will inform Geon of the substance of BFG's decisions and negotiations with Westlake with respect to the determination of such Market Price, including any discussions and negotiations with respect to any adjustments to such Market Price. Geon shall have the right to participate with BFG in discussions and negotiations with Westlake regarding VCM prices for transactions between BFG and Westlake pursuant to the Conversion Agreement. A determination of the price pursuant to Section 4.3 of the Conversion Agreement will be determinative of the VCM Market Price pursuant to this Agreement.

       In the event of a dispute between BFG and Geon with respect to VCM pricing, BFG shall invoice Geon at the prices applicable for the month prior to the month in which such dispute arose and Geon shall pay such amount. When such dispute is resolved (whether through agreement between the parties or through arbitration under Article 14 hereof), an appropriate adjustment will be made, with interest accruing on the underpaid or overpaid amount from the date that payment of such amount would have been due hereunder until the date that the adjustment payment is received. Such interest shall accrue at the prime rate of interest established from time to time during such period by Citibank, N.A., and shall be paid to BFG or Geon, as the case may be, along with the adjustment amount, as soon as possible following resolution of the dispute.

       D. EDC. The purchase price to be paid by Geon to BFG for EDC delivered to Geon pursuant to this Agreement shall be determined on a monthly basis and shall equal the sum of the following:

     1. A price for the Ethylene component of such EDC which is produced by BFG at Calvert City, which price shall be determined pursuant to
          Article 7.A of this Agreement; and

     2. A price for the Chlorine component of such EDC which is produced by BFG at Calvert City, which price shall be determined pursuant to
          Article 7.B of this Agreement; and

     3. The delivered price for the purchased quantity of Chlorine which is required for such EDC production, plus an appropriate fee for purchasing services; provided, however, that on reasonable notice, Geon may undertake to supply on a timely basis such purchased Chlorine in such quantities as are required by BFG, and to the extent that Geon does deliver such purchased Chlorine, no cost therefor shall be included in the price to be paid to BFG; and

     4. An amount which will enable BFG to recover the fixed and variable costs of any additional Chlorine off-loading, storage and handling facilities that may be required for purchased Chlorine, plus a reasonable return on such costs; and

     5. An amount equal to a toll conversion fee which is customary for toll conversion of Ethylene and/or Chlorine into EDC and which will enable BFG to recover the fixed and variable costs of its EDC unit and a reasonable return on such costs.


                                   ARTICLE 8
                                   ---------
                                TERMS OF PAYMENT
                                ----------------

       Within ten days following the close of each month, Geon shall provide BFG with such information as may be necessary for BFG to calculate the purchase price for the

Products delivered to Geon pursuant to this Agreement during the immediately preceding month. Between the fifth and fifteenth day of each month, BFG shall send Geon an invoice for such Products delivered in the immediately preceding month. Such invoice shall specify the total price due for each such Product. Geon shall make payment, by wire transfer to an account at a bank designated by BFG, no later than thirty days after the date of the invoice. BFG shall have the right to charge and bill Geon a finance charge on all overdue invoices at the rate of 1.5% per month after the date such payments become due.


                                   ARTICLE 9
                                   ---------
                       WARRANTIES, CLAIMS AND LIMITATIONS
                       ----------------------------------

       A. BFG warrants that, at the time of delivery, the Products sold to Geon and purchased by Geon hereunder shall meet the specifications for such Products set forth in Exhibit 1. BFG MAKES NO OTHER WARRANTY AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF PRODUCT MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND NONE SHALL BE IMPLIED. All WARRANTIES, EXPRESS OR IMPLIED, EXCEPT THE WARRANTY EXPRESSLY STATED ABOVE, ARE HEREBY EXCLUDED.

       B. Geon warrants that, at the time of delivery, any VCM delivered pursuant to Article 4 hereof shall meet the specifications set forth in Exhibit
1. GEON MAKES NO OTHER WARRANTY AND SPECIFICAllY DISCLAIMS ANY WARRANTY OF PRODUCT MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND NONE SHALL BE IMPLIED. All WARRANTIES, EXPRESS OR IMPLIED, EXCEPT THE WARRANTY EXPRESSLY STATED ABOVE, ARE HEREBY EXCLUDED.

       C. The receiving party assumes all risk, responsibility, and liability for loss, damage, or injury to persons or property of the receiving party or others, arising out of the possession, handling, storage, transportation, or use, either singly or in combination with other substances, of (i) any Ethylene or Chlorine upon delivery to Geon at the LaPorte

Plant and (ii) any VCM or EDC sold or exchanged hereunder upon delivery at the Calvert City Plant (in the case of VCM or EDC received by Geon) and at the
LaPorte Plant (in the   case of VCM received by BFG or its designee pursuant to
Article 4).

       D. No claim as to the quality of any Product delivered hereunder or for shortage shall be greater m amount than the purchase price hereunder of the Product delivered plus return delivery costs m respect of which the claim is made. Failure by the receiving party to give notice of claim to the delivering party within forty-five (45) days from the date of actual receipt of the Product shall constitute a waiver by the receiving party of all claims for quality or shortage arising as a result of such delivery. Each party hereto shall be entitled to all remedies at law or in equity for nonperformance or breach of this Agreement by the other party, unless waived as provided in the foregoing sentence or limited by the following sentences. THE RECEIVING PARTY'S SOLE AND EXCLUSIVE REMEDY IN THE EVENT THAT IT RECEIVES PRODUCT WHICH DOES NOT MEET THE SPECIFICATIONS FOR SUCH PRODUCT SET FORTh IN EXHIBIT 1 SHAll BE TO RETURN FOR CREDIT THE QUANTITY OF PRODUCT NOT IN CONFORMANCE WITH SUCH SPECIFICATIONS, AT THE PROVIDING PARTY'S COST AND EXPENSE, AND RECEIVE A PROMPT REPLACEMENT OF SUCH NON-CONFORMING PRODUCT FROM THE PROVIDING PARTY. IN NO EVENT SHAll EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, OR 1-055 OF PROFITS.

                                   ARTICLE 10
                                   ----------
                                 FORCE MAJEURE
                                 -------------

       A. DEFINITION AND EFFECT Delay in performance or nonperformance by either party shall be excused to the extent its ability to perform is prevented by an event of force majeure affecting either party hereto or Westlake. An event of force majeure is an event including, but not limited to, a breakdown of pipeline, machinery or equipment, fire, flood, drought, sabotage, shipwreck, embargo, strike, explosion, labor trouble, accident, riot, war, compliance with a change in law after the date hereof (including, without limitation, a change in law relating to raw materials, Product allocation, pollution control, occupational health and safety, or environmental matters), acts of God or the public enemy, and delays or failures in obtaining raw materials, supplies, equipment, or transportation, or any similar or dissimilar event beyond the reasonable control of the party so affected. In no event shall economic hardship be considered an event of force majeure. Force majeure shall not be deemed to have occurred with respect to any party which falls to use reasonable diligence to remedy the situation, if reasonably capable of being remedied by that party. The requirement that an event of force majeure be remedied with all reasonable dispatch shall not require settlement of strikes or labor controversies by acceding to any demands of the opposing parties, without regard to the reasonableness thereof. Force majeure includes the total or partial failure of the usual means of transportation of Product and the applicable quantities of Product to be delivered pursuant to Article 3 shall be reduced accordingly. Force majeure shall in no way excuse Geon from mating payment when due for any Products delivered hereunder.

       B. NOTICE OF FORCE MAJEURE. The party unable to perform due to an event of force majeure shall give prompt written notice of such inability explaining the date such event commenced and the nature, details, and expected duration thereof. The party unable to perform due to an event of force majeure shall take all reasonable steps to terminate or remove promptly the cause of such inability, and full performance of this Agreement shall be resumed as soon as practicable. The affected party shall advise the other from time to time as to progress in remedying the force majeure situation and as to the time when the affected party expects to resume its obligations and shall notify the other as to the expiration of any such event as soon as the affected party knows the date thereof.

                                   ARTICLE 11
                                   ----------
                      FEES, TAXES AND GOVERNMENTAL CHARGES
                      ------------------------------------

       All fees, taxes, and other governmental charges, including, without 'imitation, Superfund excise taxes and future changes and additions arising from amendments to existing laws and regulations which are imposed on any of the Products or on the transportation, delivery, sale, or use thereof shall be paid by the receiving party. In the event that the providing party shall be required to pay any such fee, tax' or governmental charge, or shall do so as a convenience to the receiving party, and the receiving party shall reimburse the providing party promptly for the amount of such fee, tax, or governmental charge. If the providing party claims exemption from any such fee, tax, or governmental charge, it shall furnish appropriate, completely executed exemption certificates in accordance with the laws and regulations of the fee-charging or tax-levying authority in effect at the time of sale or delivery. Should such exemption be denied, the providing party will assume and pay all such fees, taxes, or charges, together with all penalties and interest, but the receiving party shall only be required to reimburse the providing party for the amount of such fees, taxes, or charges and not any penalties or interest thereon.

                                   ARTICLE 12
                                   ----------
                                  ASSIGNMENTS
                                  -----------

       A. This Agreement and the rights and duties hereunder may only be assigned with the prior written consent of the other party hereto, which consent may be withheld for any reason. Any such assignment shall not release the assignor of any of its obligations or liabilities hereunder unless and until released in writing by the other party. Any assignment made or attempted in violation of this Article 12 shall be void and of no effect. Notwithstanding any of the foregoing to the contrary, BFG shall have the right to assign this Agreement to a subsidiary of BFG without any consent from Geon. In such event, the term "BFG" as used herein shall include both BFG and such subsidiary.

       B. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assignees.

                                   ARTICLE 13
                                   ----------
                                INDEMNIFICATION
                                ---------------

       A. BY GEON. To the maximum extent permitted by law and subject to the limitations with respect to Product warranty claims set forth in Article 9 hereof, Geon shall indemnify, defend, and hold harmless BFG and its officers, directors, employees, representatives, and agents (the "BFG Indemnified Parties"), from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs, and expenses of whatsoever kind or character, including without limitation, reasonable attorneys' fees and expenses, for injury or death of third parties (including, without limitation, employees of Geon or BFG) or loss of or damage to property of Goodrich or third parties arising as a result of or in connection with (i) any material failure on the part of Geon to perform its obligations under this Agreement, (ii) any negligent act or omission or wilful misconduct by Geon or anyone acting on Geon's behalf (other than a BFG Indemnified Party) in the performance of this Agreement, or (iii) any violation of any law or regulation (including any environmental law or regulation) with respect to the manufacture and/or delivery of VCM for exchange delivery at the LaPorte Plant under Article 4 hereof.

       B. BY BFG. To the maximum extent permitted by law, and subject to the limitations with respect to Product warranty claims set forth in Article 9, BFG shall indemnity, defend, and hold harmless Geon and its officers, directors, employees, agents, and representatives (the "Geon Indemnified Parties"), from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs, and expenses of whatsoever kind or character, including without limitation, reasonable attorneys' fees and expenses, for injury to or death of third parties (including, without limitation, employees of Geon or BFG) or loss of or damage to property of Geon or third parties arising as a result of or in connection with (i) any material failure on the part of BFG to perform its obligations under this Agreement, (il) any negligent act or omission or willful misconduct of BFG or anyone acting on BFG's behalf (other than Geon or a Geon Indemnified Party) in the performance of this Agreement, or (ill) any violation of any law or regulation (including any environmental law or regulation) with respect to the manufacture and/or delivery of Products hereunder (including deliveries of Ethylene and Chlorine by Westlake at the LaPorte Plant).

                                   ARTICLE 14
                                   ----------
                         ARBITRATION/DISPUTE RESOLUTION
                         ------------------------------

       A. ARBITRATION GENERALLY. If there is a dispute arising under, out of or in connection with the making, the performance or the execution of this Agreement, then the dispute shall be submitted to the American Arbitration Association in Cleveland, Ohio unless otherwise agreed by the parties, for arbitration. Any such arbitration shall be conducted in accordance with the principles set forth in this Article 14 and the rules of the American Arbitration Association or such other principles as to which the parties may then mutually agree.

       B. DEMAND FOR ARBITRATION. Upon written demand of either party, the parties shall meet and attempt to appoint a single arbitrator. If the parties are unable to agree on a single arbitrator, or if one of the parties fails to meet within ten (10) days of a written demand being forwarded, then either party may apply to have the arbitrator appointed by the American Arbitration Association.

       C. QUALIFICATIONS. The arbitrator selected to act hereunder shall be qualified by education or training to pass upon the particular question or questions in dispute. No arbitrator shall be an officer, director, employee, agent or consultant of either party or any of its respective affiliates.

       D. DECISIONS FINAL. The decision of the arbitrator shall be in writing and signed by the arbitrator and shall be final and binding upon the parties as to any question or questions so submitted to arbitration and the parties shall be bound by such decision and perform the terms and conditions thereof Any such decision shall be enforceable as a final judgment in any court of competent jurisdiction.

       E. COMPENSATION OF ARBITRATOR. The compensation and expenses of the arbitrator (unless determined by the arbitrator to be payable by the non-prevailing party or in some other manner) shall be paid in equal proportions by Geon and Goodrich. Further more, any out of pocket expenses incurred by either party to obtain the appointment of an arbitrator pursuant to Paragraph 14.B hereof shall be shared equally by Goodrich and Geon.

       F. PERFORMANCE TO CONTINUE. All performance of the terms and provisions of this Agreement required by either party under this Agreement shall continue during arbitration proceedings.

       G. AGREEMENT CONTROLLING. In all respects not provided for elsewhere in this Article 14, the rules of the American Arbitration Association shall govern any dispute hereunder submitted to arbitration. If there is a conflict between the provisions of this Agreement and such rules, the provisions of this Agreement shall prevail.

       H. ARBITRATION WITH WESTLAKE. In the event that BFG enters into an arbitration proceeding (or other non-judicial third party dispute resolution proceeding) with Westlake pursuant to the terms of the Conversion Agreement, the Ethylene Supply Agreement, or the Chlorine Supply Agreement, and such dispute relates to (i) Ethylene, Chlorine, or VCM pricing, (il) Ethylene, Chlorine, or VCM exchanges, or (iii) the quality or quantity of any Ethylene, Chlorine, or VCM delivered to or by Geon under this Agreement, Geon shall have the right and obligation to participate fully with BFG in such proceeding. BFG and Geon agree to cooperate fully with each other to advance a strong common position versus Westlake in any such proceeding. Unless otherwise agreed by BFG and Geon, Geon shall pay one-half of BFG's share of any fees, costs, or expenses arising out of or relating to such proceeding.

       I. BFG/WESTLAKE DISPUTES. If there arises a dispute (not involving an arbitration proceeding as described in Paragraph H above) between BFG and Westlake under the terms or provisions of (a) the Amended and Restated Master Conveyance

Agreement, dated as of March 1, 1990, by and between BFG, BFGI, and Westlake (the "Master Conveyance Agreement"), or (b) any other Agreement between or among BFG, BFGI, and Westlake contemplated by the Master Conveyance Agreement, and such dispute affects the interests of Geon, Geon shall have the right and obligation to participate fully with BFG in the resolution of such dispute. BFG and Geon agree to cooperate fully with each other to advance a strong common position versus Westlake in any such dispute. Unless otherwise agreed by BFG and Geon, Geon shall pay one-half of BFG's share of any fees, costs, or expenses arising out of or relating to such dispute. Notwithstanding the foregoing, the parties agree, with respect to the current litigation by and among Westlake, BFG, and Geon (styled WESTLAKE MONOMERS CORPORATION V. THE B.F.GOODRICH COMPANY AND THE GEON COMPANY. INDIVIDUALLY AND AS SUCCESSOR IN INTEREST TO BFG INTERMEDIATES COMPANY INC., Case No. 93-012205, in the District Court Harris County, Texas), which litigation relates to a Right of First Refusal Agreement on the Ethylene and Chlorine Assets and the Plant Utilities, dated as of March 1, 1990, between BFGI and Westlake, Geon shall not be required to pay its share of any fees, costs, or expenses arising out of or relating to such litigation (BFG having separately agreed to indemnify Geon therefor); Geon shall, however, be required to cooperate fully with BFG in the defense of such litigation, as set forth above.


                                   ARTICLE 15
                                   ----------
                               GENERAL PROVISIONS
                               ------------------

       A. Notices. Notices or other communications required or permitted by this Agreement are to be given in writing and shall be deemed to have been sufficiently given when deposited in the United States mall properly stamped, when delivered in person, or when transmitted by telegram and addressed to the respective parties as follows:

1.   If to BFG:

     The B.F.Goodrich Company
     700 Rockmead Drive, Suite 250
     Houston, Texas 77339-2111
     Attention:  General Manager
     Telecopy No.: (713) 348-8001

     with copies to:

     The B.F.Goodrich Company
     Highway 1523 Industrial Loop
     P.O. Box 527
     Calvert City, Kentucky 42029
     Attention:  Plant Manager
     Telecopy No.: (502) 395-3208

     and

     The B.F.Goodrich Company
     3925 Embassy Parkway
     Akron, Ohio 44333-1799
     Attention:  Secretary
     Telecopy No.: (216) 374-3456

2.   If to Geon:

     The Geon Company
     700 Rockmead Drive, Suite 250
     Houston, Texas 77339-2111
     Attention:  Vice President/General Manager
     Telecopy No.: (713) 348-9001

     with a copy to:

     The Geon Company
     6100 Oak Tree Boulevard
     Independence, Ohio 44131
     Attention:  Secretary
     Telecopy No.: (216) 447-6146


Either party may change any address to which a notice maybe sent at anytime by giving written notice of the change to the other party.

       B. FAIR LABOR STANDARDS ACT. Each party represents and warrants that all Products delivered under this Agreement will have been produced in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended.

       C. GOVERNING LAW. The construction of this Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Kentucky, without regard to choice of law principles.

       D. WAIVER. Waiver by either party of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit, or waive the right of that party thereafter to enforce the Agreement and compel strict compliance with every term and condition thereof.

       E. PRODUCT WARNINGS., The parties each acknowledge that they have been furnished with Material Safety Data Sheets for the Products to be sold or exchanged hereunder, containing warnings and safety and health information concerning the Products and/or the containers for such Products sold or exchanged hereunder., The receiving party agrees to disseminate such information so as to give warning of possible hazards to persons whom the receiving party can reasonably foresee may be exposed to such hazards, including, but not limited to, the receiving party's employees, agents, contractors, and customers.

       F. AMENDMENT. No conditions, understandings, or agreements purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by an authorized representative of each party. No requirement stated herein that an item be in writing may be waived except by means of a written instrument issued by the party making the waiver. The acknowledgment or acceptance by a party of the purchase orders, shipping instructions, or sales acknowledgment forms containing terms or conditions at variance with or in addition to those set forth herein shall not in any event be deemed to modify or vary the terms of this Agreement.

       G. SEVERABILITY. If all or any part of any provision or provisions of this Agreement or the application of this Agreement to any particular fact or circumstance is illegal, invalid, or unenforceable by reason of any statute or rule of law, the remaining provisions or parts of provisions of this Agreement or the application of all or part of the particular provision or provisions to the other facts or circumstances is or are not to be affected and is or are to remain in full force and effect.

       H. RIGHT TO AUDIT. BFG and Geon shall each have the right annually, upon request, to have an independent auditing firm having a nationwide operation (but not Ernst & Young) review the books, records, and other detailed supporting information of Geon, or BFG (as the case may be), for purposes of determining the correctness of the purchase prices for the Products hereunder. All such audits shall be undertaken at reasonable times and in conformance with generally accepted auditing standards. The information generated by such audit shall be kept confidential by the parties and shall not be disclosed to third parties or used by the party requesting the audit for any other purpose.

       I. COMPLIANCE WITH LAWS. Each party shall comply fully with all applicable governmental laws and regulations, including, without limitation, all environmental and pollution control laws and regulations, in the performance of its obligations under this Agreement.

       J. FURTHER ASSURANCES. If either party reasonably determines or is reasonably advised that any further instruments, actions, or things are necessary or desirable to carry out the terms of this Agreement, the other party shall execute and deliver all such instruments, perform all such actions, and provide all such things reasonably necessary and proper to carry out the terms of this Agreement.

       K. DEFAULT. Except where failure to perform is occasioned by an event of force majeure affecting BFG or Westlake, if BFG shall fail to perform any obligation to be fulfilled by it pursuant to the terms hereof and such default shall not have been remedied within sixty (60) days after receipt by BFG of written notice from Geon specifying such default, Geon may, at its option, cancel this Agreement forthwith by notice in writing to BFG, and, subject to the other provisions of this Agreement, BFG shall remain liable to Geon for all loss and damage sustained by reason of such default. Except where failure to perform is occasioned by force majeure affecting Geon, if Geon shall fall to perform any obligation to be fullfilled by it pursuant to the terms hereof and such default shall not have been remedied within fifteen (15) days after receipt by Geon of written notice from BFG specifying such default, BFG may, at its option, cancel this Agreement forthwith by notice in writing to Geon, and, subject to the other provisions of this Agreement, Geon shall remain liable to BFG for all loss and damage sustained by reason of such default.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first written above.

                                      THE B.F.GOODRICH COMPANY

                                      By:  /s/ John N. Lauer
                                           ------------------------------------
                                      Name:    John N. Lauer
                                           ------------------------------------
                                      Title:   President
                                           ------------------------------------

                                      THE GEON COMPANY

                                      By:  /s/ William F. Patient
                                           ------------------------------------
                                      Name:    William F. Patient
                                           ------------------------------------
                                      Title:   Chairman of the Board, President
                                               and Chief Executive Officer
                                           ------------------------------------

                                   EXHIBIT 1
                                   ---------

                               VCM Specification
                               -----------------
                               (Analysis PPM WT.)


         Parameter                                         Specification
         ---------                                         -------------
         Purity%                                                99.96
         Water                                                 200.00
         Acidity (HC1)                                           0.50
         Caustic (NaOH)                                          0.30
         Iron (Fe)                                               0.25
         Nonvolatiles (NV)                                      50.00
         Color                                              Colorless
         Appearance                                             Clear
         Suspended Matter                                        Free

         Methyl Chloride                                       150.00
         Acetylene                                               0.20

         Low Boiling Hydrocarbons                                7.00
         Ethylene                                                  --
         Propylene                                                 --

         Unsaturated C4's                                       30.00
         Mono-Vinyl Acetylene (MVA)                                --
         Butadiene (BD)                                         26.00
         Butene-1                                                  --
         Butene-2                                                  --

         High Boiling Point Chlorohydrocarbons                  30.00

         EDC                                                       --
         Dichloro Compound                                         --
         Trichlorethane                                          0.60

         Total Unsaturates                                         --
         Acetaldehyde                                              --
         Hydroquinone (HQ)                                         --

         02 in Vapor Space                                     200.00
         Before Loading
         (ppm mole)

                                   EXHIBIT 1
                                   ---------

                             ETHYLENE SPECIFICATION
                             ----------------------


A.       Higher Purity Stream
         --------------------
                                                                          Normal          Range
                                                                          ------          -----

         Purity, mole %                                                   99.6        98.0  to  99.9
         Methane, mole ppm                                                200         100   to  300
         Acetylene, mole ppm                                              40          40    to  3000
         Ethane, mole ppm                                                 3000        1000  to  10000

B.       Lower Purity Stream consisting of a combination of the
         ------------------------------------------------------
         following:
         ----------
                                                                          Normal          Range
                                                                          ------          -----
1.       J.T.Recovery;
           Rate - 0 to 10,000 lbs/hr
         Purity, mole %                                                    88.0       86.0  to  90.0
         Methane, mole %                                                   7.0        5.0   to  9.0
         Ethane, mole %                                                    5.0        4.0   to  6.0
         Acetylene, mole ppm                                               100        100   to  1000.0
         C4's and higher, mole ppm                                         1000       1000 max.

2.       Secondary Demethanizer Overhead;
           Rate - 0 to 8,000 lbs/hr
         Purity, mole %                                                    74.5       73.0  to  76.0
         Hydrogen, mole %                                                  0.25       0.01  to  0.5
         Methane, mole %                                                   23.0       22.0  to  24.0
         Acetylene, mole ppm                                               40         40    to  1000
         Ethane, mole %                                                    2.25       2.0   to  2.5
3.       Higher Purity Stream;
           Rate - Balance


                                   EXHIBIT 1
                             CHLORINE SPECIFICATION



Analysis
--------
Cell Gas Vapor Chlorine
-----------------------
Chlorine                                              88.0 to   92.0  Wt. %
Inerts (Oxygen, Nitrogen, Carbon
Dioxide, Hydrogen) **                                  8.0 to   12.0  Wt. %
Water                                                  50 ppm   Max.  Wt. %
Chlorinated Organics*                                  100      Max.  Wt. %
Non-Volatile Residue                                   40       Max.  Wt. %
Bromine                                                100      Max.  Wt. %
Carbon Tetrachloride                                   75       Max.  Wt. %

Liquid Chlorine
---------------
Chlorine                                               99.5   Min. Wt. %
Oxygen, Nitrogen, Carbon Dioxide
and Hydrogen                                             .5   Max. Wt. %
Water                                                  50     Max. Wt. ppm
Chlorinated Organics                                  100     Max. Wt. ppm
Non-Volatile Residue                                   40     Max. Wt. ppm
Bromine                                               100     Max. Wt. ppm
Carbon Tetrachloride                                   75     Max. Wt. ppm

Anhydrous HCI                                                    PPM***
-------------                                                    ------
 Component
 ---------
HCI       Minimum                                                99.8%
Acetylene                                                        50
Ethylene 100
Methane                                                          100
VCM                                                              200
Propylene                                                        50
Methyl Chloride                                                  trace
Butadiene                                                        trace
Hydrogen (1,000)
Total C1-Hydrocarbons                                            10
Oxygenated Compounds                                             20
Solvents (CC14, C2HC13, etc.)                                    10
Chlorine (100)
Total Fluoriode (as HF)                                          (10)
Bromine                                                          (30)
Iodine                                                           (30)
Sulfur (as S02)                                                  (20)
Water                                                            (50)
Arsenic  (1)
Total Silicon (as Si)                                            (2)
Sulfur (as S02)                                                  (2)
Oil                                                              free
Heavies                                                          (50)
NOx                                                              (5)

*        Other than Carbon Tetrachloride
** During Cell Room start-up, inerts will exceed this range for up to 12 hours. During liquification at BFG's Calvert City, Ky. chlorine plant, inerts will exceed these levels in accordance with historical practice.
***      PPM:  volume or (weight)


                                  EXHIBIT 1

                     ETHYLENE DICHLORIDE SPECIFICATION
                             (BFG Code No. H-19)

         Property                                         Specification
         --------                                         -------------

         Purity, percent                                     99.9 min.
         Total Chlorinated Hydrocarbon, ppm                   200 max.
           (low boiling other than EDC)
         Ethylene Chloride, ppm                                10 max.
         Total Chlorinated Hydrocarbon, ppm                   200 max.
           (high boiling)
         1,1,2 Trichloroethane, ppm                           100 max.
         Total Oxygenated Compounds, ppm                       50 max.
         C3 and higher, ppm                                    50 max.
         Color (APHA)                                          10 max.
         Acidity, as HC1, ppm                                   5 max.
         Alkalinity, as NaOH, ppm                               2 max.
         Water, ppm                                            20 max. (1)
         Free Chlorine                                       None
         Non-volatile Residue                                  50 max.
         Total Iron (soluble), ppm                            0.5 max.


(1) This specification applicable to product contained and tested at the delivery point to Geon.